Exhibit 99.1

Vivos Therapeutics Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

HIGHLANDS RANCH, Colo., Dec. 15, 2020 – Vivos Therapeutics, Inc. (“Vivos”) today announced the closing of its initial public offering of 4,025,000 shares of its common stock. The offering consisted of 3,500,000 shares of its common stock, as well as an additional 525,000 shares pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $6.00 per share. Vivos’ common stock is listed on the Nasdaq Capital Market under the ticker symbol “VVOS.”

The aggregate gross proceeds to Vivos from the public offering was $24.15 million prior to deducting underwriting discounts, commissions and other estimated offering expenses.

Roth Capital Partners acted as sole book-running manager and representative of the underwriters for the offering. Craig-Hallum Capital Group and National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD) acted as co-managers of the offering.

The Securities and Exchange Commission declared effective a registration statement on Form S-1 relating to these securities on December 10, 2020. A final prospectus relating to this offering was filed with the Securities and Exchange Commission on December 14, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by emailing Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or email at rothecm@roth.com; National Securities Corporation, 200 Vesey Street, 25th Floor, New York, NY 10281, telephone: (212) 417-3634 or by sending an e-mail to: prospectusrequest@nationalsecurities.com; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com. Investors may also obtain these documents at no cost by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. is a medical technology company focused on the development and commercialization of a highly differentiated technology offering a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost solution for patients with sleep disordered breathing (SDB), including mild-to-moderate obstructive sleep apnea (OSA). We believe our products and technology represent a significant improvement in the treatment of mild-to-moderate OSA versus other treatments such as continuous positive airway pressure (or CPAP). For more information visit www.vivoslife.com.

Investor Relations Contacts:

Edward Loew

SVP Capital Markets

(602) 903-0095

ed@vivoslife.com

Media Contacts:

Caitlin Kasunich / Jenny Robles

KCSA Strategic Communications

(212) 896-1241 / (917) 420-1444

ckasunich@kcsa.com / jrobles@kcsa.com